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Finisar
Need Help? Phone: 1-800-516-4699
EMAIL: finisaroc@sos-team.com
Welcome to the Finisar Tender Offer website
Your login is the portion of your Finisar email address that precedes "@finisar.com". For example, if your Finisar email address is john smith@finisar.com, your login is john smith
Your password is the last four digits of your Social Security number. If you are having trouble logging in, please click here.
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